Exhibit 99.2

SouthernFirst

Southern First Bancshares
Q1 2021 Results

Forward Looking Statements:

During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First's actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First's operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

WHY WE ARE UNIQUE

Our Model:

- **Relationship driven** with a focus on star talent
- Embrace **technology** and the evolution of our industry
- Committed to **organic growth** versus M&A
- Superb at **managing credit risk** and enterprise risks
- Highly **efficient delivery** – primarily with few offices
- Located in larger higher-growth **southeastern markets**
- Dedicated to a **family culture** that results in strong career satisfaction and low turnover
- Utilizes a **strong mortgage component** to augment noninterest income
- Proven and **driven leadership team**

CORPORATE PROFILE:



Greensboro
Raleigh
Charlotte
NORTH CAROLINA
SOUTH CAROLINA
Greenville
Columbia
Summerville
Charleston
Atlanta
GEORGIA

<u>Southern First Markets:</u>

Greenville, SC	**2000**
Columbia, SC	**2007**
Charleston, SC	**2012**
Raleigh, NC	**2016**
Atlanta, GA	**2017**
Summerville, SC	**2018**
Greensboro, NC	**2018**
Charlotte, NC	**2021**

Q1 2021 Results – Highlights

- Record Net Income of $10.4 million
  - $1.31 diluted EPS
- Record retail deposit growth of $138 million
- Solid loan growth of $41 million
- Opened new Charlotte office with lift-out team
- Superb asset quality
- Strong capital

SouthernFirst

Q1 2021 Results – Income Statement

- Net Income of $10.4 million vs. $2.8 million in Q1 2020
  - $1.31 diluted EPS vs. $0.36 in Q1 2020
  - Q1 2021 provision of ($300 thousand) vs. $6 million in Q1 2020
  - Net mortgage income of $1.8 million vs. $861 thousand in Q1 2020

- Net interest margin of 3.60% vs. 3.43% in Q1 2020

- Efficiency ratio of 52.1% vs. 56.2% in Q1 2020

SouthernFirst

Q1 2021 Results – Balance Sheet / Credit Quality

- Retail Deposit Growth - $138 million in Q1 2021
  - Zero wholesale funding on balance sheet
- Loan growth – $41 million in Q1 2021
- Book value – $30.58
- ALLL – 1.99% of total loans
- Net charge-offs – 0.07% annualized
- Non-performing assets – 0.30%
- Past due loans – 0.12%

SouthernFirst